Exhibit 99.2
For Immediate Release
January 24, 2006
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
OF FLOATING RATE NOTES CONSENT SOLICITATION
New York — January 24, 2006 — Doral Financial Corporation (NYSE: DRL) (the “Company”) today announced that it and the trustee under the indenture (the “Indenture”) relating to its $625,000,000 Floating Rate Senior Notes due 2007 (the “Floating Rate Notes”) have executed a supplemental indenture in connection with the Company’s consent solicitation relating to the Floating Rate Notes. The Floating Rate Notes consent solicitation expired at 5:00 p.m., New York City time, on January 23, 2006 (the “Expiration Time”).
In accordance with the supplemental indenture, the Company will have until April 24, 2006 to file with the trustee its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005, and September 30, 2005 and until May 24, 2006 to file its annual report on Form 10-K for the fiscal year ended December 31, 2005 before the failure to file those reports becomes a default under the Indenture that would allow holders to deliver a notice of default to the trustee or the Company. After receipt of any notice of default, the Company would have a 90-day grace period to cure the default before it became an event of default under the Indenture.
In the Floating Rate Notes consent solicitation, the Company sought and obtained the consent of holders to the amendments to the Indenture, which amendments are effected by the supplemental indenture. The Company also sought and obtained waivers of certain defaults that have occurred and that may occur under the Indenture. The amendments and waivers became effective upon execution of the supplemental indenture today at approximately 1:00 p.m., New York City time.
In accordance with the terms of the Floating Rate Notes consent solicitation, the Company will pay a consent payment of $2.50 per $1,000 principal amount of Floating Rate Notes to holders thereof that consented prior to the Expiration Time.
This announcement is not a solicitation of consents with respect to the Floating Rate Notes. The consent solicitation was made solely through the consent solicitation statement.
Doral Financial Corporation, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.

FORWARD-LOOKING STATEMENTS
This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	risks associated with the Company’s inability to obtain the consents of holders of a majority in principal amount of its fixed rate notes in its consent solicitation relating to those notes;

•	the completion of the audit of the Company’s restated financial statements being performed by the Company’s independent registered public accounting firm;

•	the ultimate outcome and timing of the Company’s financial restatement process;

•	the outcome of the shareholder litigation that has been filed subsequent to the Company’s restatement decision;

•	the outcome of the formal investigation by the Securities and Exchange Commission (the “SEC”) and the inquiry opened by the U.S. Attorney’s Office for the Southern District of New York into certain matters relating to the Company’s restatement;

•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of the Company’s securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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